SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant  [X]                              Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CORNERSTONE TOTAL RETURN FUND, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CORNERSTONE TOTAL RETURN FUND, INC.
7 Dawson Street
Huntington Station, New York 11746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 8, 2014

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Meeting") of Cornerstone Total Return Fund, Inc., a New York corporation (the "Fund"), will be held at 11:30 a.m., eastern time, on December 8, 2014 at 1075 Hendersonville Road, Suite 250, Asheville, North Carolina, 28803, for the following purposes:

1.	To approve a proposed one-for-four reverse stock split and the related amendment to the Certificate of Incorporation. (Proposal No. 1); and

2.	To consider and vote upon such other matters as may properly come before said Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 27, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote, at this Meeting or any adjournment thereof. The stock transfer books will not be closed.

Copies of the Fund's most recent annual and semi-annual reports may be ordered free of charge by any stockholder by writing to the Fund, c/o AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005, or by calling (866) 668-6558.

By Order of the Board of Directors

Gary A. Bentz
Secretary

Dated: October 31, 2014

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED REPLY ENVELOPE. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE MEETING.

INSTRUCTIONS FOR SIGNING PROXY CARDS

The following general rules for signing proxy cards may be of assistance to you and may allow the Fund to avoid the time and expense involved in validating your vote if you fail to sign your proxy card properly.

1.	Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.

2.	Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration.

3.	Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

REGISTRATION

CORPORATE ACCOUNTS	VALID SIGNATURE

(1) ABC Corp.	ABC Corp (by John Doe, Treasurer)
(2) ABC Corp.	John Doe, Treasurer
(3) ABC Corp. c/o John Doe, Treasurer	John Doe
(4) ABC Corp. Profit Sharing Plan	John Doe, Trustee

TRUST ACCOUNTS
(1) ABC Trust.	Jane B. Doe, Trustee
(2) Jane B. Doe, Trustee u/t/d 12/28/78	Jane B. Doe

CUSTODIAL OR ESTATE ACCOUNTS
(1) John B. Smith, Cust.
f/b/o John B. Smith, Jr. UGMA	John B. Smith
(2) John B. Smith	John B. Smith, Jr., Executor

CORNERSTONE TOTAL RETURN FUND, INC.

7 Dawson Street
Huntington Station, New York 11746
__________________________________

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 8, 2014
__________________________________

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cornerstone Total Return Fund, Inc., a New York corporation (the "Fund") for use at the Special Meeting of Stockholders (the "Meeting") to be held at 11:30 a.m., eastern time, on December 8, 2014 at 1075 Hendersonville Road, Suite 250, Asheville, North Carolina, 28803, and at any and all adjournments thereof. A form of proxy is enclosed herewith. This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders of the Fund ("Stockholder(s)") on or about November 3, 2014.

Any Stockholder who executes and delivers a proxy may revoke it by written communication to the Secretary of the Fund at any time prior to its use or by voting in person at the Meeting. Attendance by a Stockholder at the Meeting does not, in itself, revoke a proxy. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR the approval of the proposed reverse stock split and the related amendment to the Certificate of Incorporation.

In general, abstentions and broker non-votes, as defined below, count for purposes of obtaining a quorum but do not count as votes cast with respect to any proposal where the broker does not have discretion. Since Proposal 1 is considered routine, broker non-votes will be counted as votes cast. A broker non-vote is a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power.

At least 51% of the Fund's Stockholders must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business by the Fund. In the event that a quorum is not present at the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting from time to time. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR or AGAINST any such proposal in their discretion.

The cost of soliciting the proxies will be borne by the Fund. Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers of the Fund or AST Fund Solutions, LLC, the administrator to the Fund (the "Administrator").

Only holders of issued and outstanding shares of the Fund's common stock of record at the close of business on October 27, 2014 are entitled to notice of, and to vote at, the Meeting. Each such holder is entitled to one vote per share of common stock so held. The number of shares of common stock outstanding on October 27, 2014 was [17,797,792]. The Fund is a diversified closed-end management investment company.

Copies of the Fund's most recent annual and semi-annual reports may be ordered free of charge to any Stockholder by writing to the Fund, c/o AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005, or by calling (866) 668-6558. These reports are not to be regarded as proxy-soliciting material.

This Proxy Statement is first being mailed to Stockholders on or about November 3, 2014.

PROPOSAL NO. 1

APPROVAL OF A ONE-FOR-FOUR REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND THE RELATED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Board of Directors has determined that the Fund would benefit if its shares of common stock traded at a higher market price than the current market price per share. To support this purpose, the Board of Directors has further determined that it is in the best interests of the Fund and the stockholders to approve an amendment to the Fund's Certificate of Incorporation to effect a reverse stock split of the Fund's common stock on the basis of one new share of common stock for four shares (1-for-4) of presently outstanding common stock. The amendment to the Certificate of Incorporation, attached hereto as Exhibit A, would reduce the number of shares that are issued and outstanding as of the date of the amendment but would not have any other effect or change the Fund's Certificate of Incorporation or the rights of stockholders in any other way.

On October 14, 2014, the Board discussed the Fund's current market price per share and compared it to the Fund's historical market prices per share. Although no assurances can be given, the Board believes that a reverse stock split may have the effect of increasing the Fund's market price and will have the effect of increasing the Fund's net asset value ("NAV") per share. The Board also considered that during the five years from June 30, 2009 through June 30, 2014, the Fund’s net assets have grown from $19.1 million to $88.0 million, net of distributions totaling $6.53 per share, due to portfolio performance, the results of rights offerings and distribution reinvestments for the period. Please refer to the section entitled "Potential Effects of the Reverse Stock Split" below for the risks associated with the reverse stock split.

Upon receiving the requisite stockholder approval, the Certificate of Amendment will, subject to the discretion of the Board, be thereafter filed with the Secretary of State of the State of New York. The amendment and the proposed reverse stock split would become effective as of the date of such filing which is anticipated to be in December, 2014 (the "Effective Date").

The Certificate of Amendment to the Certificate of Incorporation will not reduce the total number of authorized shares of capital stock of 50,000,000 shares, or the par value of the Fund's common stock. As of October 27, 2014, [17,797,792] shares of common stock were issued and outstanding.

HYPOTHETICAL EXAMPLE OF THE REVERSE STOCK SPLIT

This Example is intended to help stockholders understand how the reverse stock split will affect the number of shares held by a stockholder and the Fund's NAV per share. The Example assumes the reverse stock split became effective on September 30, 2014, at which time the stockholder held 1,000 shares of the Fund's common stock and the Fund's NAV was $4.76 per share. The actual NAV of the Fund's shares may be higher or lower on the Effective Date.

Number of shares held immediately prior to the reverse stock split	Fund’s NAV per share immediately prior to reverse stock split	Number of shares held immediately after the reverse stock split	Fund’s NAV per share immediately after the reverse stock split
1,000	$4.76	250	$19.04

Any distributions that had been declared prior to the reverse stock split for record dates after the reverse stock split would be increased accordingly.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

The immediate effect of a reverse stock split would be to reduce the number of shares of common stock outstanding, thereby increasing the NAV per share. A reverse stock split may result in an increase in the market price of the Fund's common stock. However, the effect of any reverse stock split upon the market price of the Fund's common stock cannot be predicted. The Fund cannot assure stockholders that the market price of its common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of common stock outstanding. Also, there can be no assurance that a reverse stock split would lead to a sustained increase in the market price of the Fund's common stock, that the market price would remain above the thresholds required by the NYSE MKT LLC (“NYSE MKT”), or that the Fund will be able to continue to meet any other continued listing requirements of the NYSE MKT.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If the Fund implements a reverse stock split, the number of shares of common stock held by each stockholder would be reduced by dividing the number of shares held immediately before the reverse split by the 1 for 4 exchange ratio. The Fund will not issue fractional shares. Instead, the Fund will pay cash in lieu of any fractional interest in a share to which such stockholder would otherwise be entitled as a result of the reverse stock split. The reverse stock split would affect the Fund's common stock uniformly and would not affect any stockholder's percentage ownership interests in the Fund or proportionate voting power.

OTHER EFFECTS ON OUTSTANDING SHARES

The reverse stock split may result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The reverse stock split may also have an impact on the liquidity of the shares of common stock due to the fact that the number of shares of common stock trading on the market will decrease.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

If the stockholders approve the proposed amendment to the Fund's Certificate of Incorporation, the Board of Directors may elect whether or not to declare the reverse stock split at any time after the Meeting. The reverse stock split would be implemented by filing the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of New York, and the reverse stock split would become effective on the date of the filing which is anticipated to be in December, 2014. As of the effective date of a reverse stock split, each certificate representing shares of the Fund's common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. The Fund expects that its transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

The Fund will not issue fractional shares. Instead, the Fund will pay cash in lieu of any fractional interest in a share to which such stockholder would otherwise be entitled as a result of the reverse stock split.

NO APPRAISAL RIGHTS

No appraisal rights are available under the New York Business Corporation Law (NYBCL) with respect to the reverse stock split, and we will not independently provide stockholders with any such rights. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

ACCOUNTING CONSEQUENCES

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split. The Fund intends to treat the exchange of shares pursuant to the reverse stock split as a recapitalization under Section 368(a)(i)(E) of the Code. No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split. Our view regarding the tax consequence of the reverse stock split is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

The following notice is based on U.S. Treasury Regulations governing practice before the Internal Revenue Service: (1) any U.S. federal tax advice contained herein is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties that may be imposed on the taxpayer, (2) any such advice is written to support the promotion of the transactions described in this proxy statement, and (3) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

REQUIRED VOTE

The affirmative vote of a majority of all outstanding shares of common stock of the Fund entitled to vote at the Meeting is required for approval of the reverse stock split and the related amendment to the Certificate of Incorporation. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

INFORMATION PERTAINING TO THE FUND'S INVESTMENT ADVISER AND ADMINISTRATOR

THE INVESTMENT ADVISER

Cornerstone Advisors, Inc. has acted as the Fund's Investment Adviser ("Investment Adviser") since January 2, 2002, and has its principal office at 1075 Hendersonville Road, Suite 250, Asheville, North Carolina, 28803. Cornerstone Advisors, Inc. was organized in February of 2001, to provide investment management services to closed-end investment companies and is registered with the SEC under the Investment Advisers Act of 1940, as amended. Cornerstone Advisors, Inc. is the investment adviser to two other closed-end funds, Cornerstone Strategic Value Fund, Inc. and Cornerstone Progressive Return Fund. Messrs. Bradshaw and Bentz are the only stockholders of the investment adviser.

Mr. Bradshaw, an owner of Cornerstone Advisors, Inc., is President and Chairman of the Board of Directors of the Fund. Mr. Bentz, formerly the Vice President, Treasurer and a Director of the Fund and currently Chief Compliance Officer and Secretary of the Fund, is also an owner of Cornerstone Advisors, Inc. The address of Messrs. Bradshaw and Bentz, is 1075 Hendersonville Road, Suite 250, Asheville, North Carolina, 28803.

THE ADMINISTRATOR

AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, New York 10005, currently acts as the administrator of the Fund.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 30(h) of the Investment Company Act of 1940, as amended, (the "Investment Company Act") in combination require the Fund's directors and officers, persons who own more than ten percent (10%) of the Fund's Common Stock, and the Fund's Investment Adviser and its directors and officers, to file reports of ownership and changes in ownership with the SEC and the NYSE MKT. The Fund believes that the Fund's directors and officers, the Fund's Investment Adviser and its directors and officers have complied with all applicable filing requirements during the year ended December 31, 2013.

INFORMATION PERTAINING TO CERTAIN STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of the Fund by each person known to the Fund to be deemed the beneficial owner of more than five (5%) percent of the outstanding shares of the Fund at the close of business on October 27, 2014:

Name and Address of Beneficial Owners of Common Stock Beneficially Owned	[___]

Additionally, on October 27, 2014, Cede & Co., a nominee for participants in the Depository Trust Company, held of record [___] shares of the Fund, equal to approximately [__]% of the outstanding shares of the Fund. All the directors and executive officers of the Fund, as of the date of this proxy, owned less than 1% of the outstanding shares of the Fund.

ADDITIONAL INFORMATION

The Proxy Statement does not contain all of the information set forth in the registration statements and the exhibits relating thereto which the Fund has filed with the SEC, under the Exchange Act and the Investment Company Act, to which reference is hereby made. The Fund is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports and other information with the SEC. Reports, proxy statements, registration statements and other information filed by the Fund can be inspected and copied at the public reference facilities of the SEC in Washington, DC. Copies of such materials also can be obtained by mail from the Public Reference Branch, Office of Consumer Affairs and Information Services, SEC, 100 F Street, NE, Washington, DC 20594, at prescribed rates.

OTHER BUSINESS

The Board of Directors of the Fund does not know of any other matter which may come before the Meeting, but should any other matter requiring a vote of stockholders arise, including any questions as to the adjournment of the Meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter in the interest of the Fund.

PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

All proposals by stockholders of the Fund which are intended to be presented at the Fund's next Annual Meeting of Stockholders, to be held in the year 2015, must be received by the Fund addressed to Cornerstone Total Return Fund, Inc., c/o AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005 in advance of the meeting as set forth in the Fund's 2014 annual meeting proxy document.

CORNERSTONE TOTAL RETURN FUND, INC.

Gary A. Bentz, Secretary

Dated: October 31, 2014

EXHIBIT A

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF CORNERSTONE TOTAL RETURN FUND, INC. UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being an authorized officer of CORNERSTONE TOTAL RETURN FUND, INC. (the "Corporation"), does hereby certify:

FIRST. The name of the Corporation is Cornerstone Total Return Fund, Inc. It was formed under the name Excelsior Income Shares, Inc.

SECOND. The Certificate of Incorporation was filed with the Department of State of New York on March 14, 1973. Certificates of Amendment of the Certificate of Incorporation were filed on December 27, 2001 and December 22, 2008 with the Department of State of New York.

THIRD. Article 4 of the Certificate of Incorporation, which sets forth the authorized shares of capital stock of the Corporation, is hereby amended to effect a reclassification of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), currently outstanding (the "Old Shares") so that every four shares of Common Stock issued and outstanding immediately prior to the date of such amendment shall, effective as of the date of such amendment, be reclassified and changed into one share of Common Stock (the "New Shares"). No fractional shares will be issued as a result of the foregoing reclassification. In lieu of issuing fractional shares, the Corporation will pay cash to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the foregoing reclassification. As a result of the foregoing reclassification, the par value of the Corporation's Common Stock will not change.

FOURTH. The foregoing Certificate of Amendment of the Certificate of Incorporation was authorized by a vote of the majority of the Board of Directors, at a meeting held on October 14, 2014, followed by the vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the stockholders.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this day ____ of December, 2014.

CORNERSTONE TOTAL RETURN FUND, INC.

By: /S/ RALPH W. BRADSHAW

Ralph W. Bradshaw
President

CORNERSTONE TOTAL RETURN FUND, INC.
PROXY CARD FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 8, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cornerstone Total Return Fund, Inc. (the "Fund") hereby constitutes and appoints Messrs. Ralph W. Bradshaw and Gary A. Bentz , or any of them, the action of a majority of them voting to be controlling, as proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Fund standing in his or her name on the books of the Fund at the Special Meeting of Stockholders of the Fund to be held at 1075 Hendersonville Road, Suite 250, Asheville, North Carolina, 28803, on December 8, 2014 at 11:30 a.m., Eastern Time, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse hereof.

The undersigned hereby revokes any proxy previously given and instructs the said proxies to vote in accordance with the instructions with respect to (1) approval of the proposed reverse stock split and the related amendment to the Certificate of Incorporation; and (2) the consideration and vote of such other matters as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no such direction is made, the said proxies will vote FOR Proposal 1, and in their discretion with respect to such other matters as may properly come before the Special Meeting of Stockholders, in the interest of the Fund.

(Continued and to be dated and signed on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
CORNERSTONE TOTAL RETURN FUND, INC.
DECEMBER 8, 2014

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 (THE APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO THE CERTIFICATE OF INCORPORATION) AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To approve proposed one-for-four reverse stock split and the related amendment to the Certificate of Incorporation.

FOR                            AGAINST                   ABSTAIN

/           /                      /           /                      /           /

2.	In their discretion, the proxies are authorized to consider and vote upon such other matters as may properly come before the said Meeting or any adjournment thereof.

FOR                            AGAINST                   ABSTAIN

/           /                      /           /                      /           /

Your proxy is important to assure a quorum at the Special Meeting of Stockholders, whether or not you plan to attend the meeting in person. You may revoke this proxy at anytime, and the giving of it will not affect your right to attend the Special Meeting of Stockholders and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE OF STOCKHOLDER	DATE

SIGNATURE OF STOCKHOLDER	DATE

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.